EXHIBIT 99.1

NEWS RELEASE

CONTACT:
--------
George Taylor, Jr., Chairman and Chief Executive Officer
Farmstead Telephone Group, Inc.
Voice:  860-610-6006
Fax:    860-610-6001

                                                      For Immediate Release
                                                      ---------------------

                       FARMSTEAD TELEPHONE GROUP, INC.
                ANNOUNCES TERMINATION OF AVAYA ARS AGREEMENT

      EAST HARTFORD, CT., August 5, 2004 - Farmstead Telephone Group, Inc. (AMEX:FTG) announced that on August 2, 2004, the Company received notification from Avaya, Inc. that, effective July 30, 2004, it was terminating the Authorized Remarketing Supplier aftermarket program (the "ARS Program") under which the Company sold "Classic AvayaTM" products.
The Company will be allowed continued use of the Classic Avaya licensed trade mark for a period of 90 days from the termination date. Avaya is currently developing successor programs to the ARS Program, and the Company expects to be included in these programs. Since the beginning of 2004, in anticipation of the possible termination of the ARS Program, the Company has been selling "Farmstead Certified" refurbished equipment in addition to "Classic Avaya"-labeled equipment. The Company believes that the termination of the ARS program will not have a material adverse impact on the Company.

About Farmstead
---------------

      Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, selling both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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